RESTATED EMPLOYMENT AGREEMENT


      This Agreement made and entered into as of the first day of May, 1995, by and between QUIPP SYSTEMS, INC., a Florida corporation hereinafter called "COMPANY," which term shall include its successors or assigns, and LOUIS D. KIPP, of Miami, Florida, hereinafter called "EMPLOYEE," which term shall include his heirs, personal representatives or assigns wherever the context so requires or admits.
                              W I T N E S S E T H :
      WHEREAS, COMPANY is a Florida corporation, involved in the design and manufacture of material handling equipment for the newspaper and commercial printing industries; and
      WHEREAS, COMPANY and EMPLOYEE entered into that certain Employment Agreement dated the 20th day of July, 1989; and
      WHEREAS, COMPANY and EMPLOYEE entered into that certain Amendment to Employment Agreement dated the 30th day of April 1991; and
      WHEREAS, COMPANY and EMPLOYEE entered into that certain Restated Employment Agreement dated the 1st day of May, 1995; and
      WHEREAS, COMPANY and EMPLOYEE wish to further amend and modify such employment Agreement by restating the same as hereinafter set forth:
      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties as follows:
      1. COMPANY employs EMPLOYEE as its President and Chief Executive Officer to serve and perform such duties at such times and places, and in such manner as the Board of Directors of COMPANY from time to time may direct.
      2. The term of this Agreement shall continue for a period of twenty-four (24) months commencing May 1, 1995.
      3.    COMPANY agrees to pay EMPLOYEE:
            A. Basic compensation at the rate of One Hundred Ten Thousand ($110,000) dollars per annum, payable in bi-weekly installments of Four Thousand Two Hundred Thirty and 77/100 ($4,230.77) Dollars, plus any additional compensation granted by COMPANY'S Board of Directors during the life of the contract, said increases to apply to the term of the contract remaining after the effective date of such increases.
      B. An incentive bonus pursuant to the QUIPP, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN. The amount of the corporate contribution to the plan, if any, and the allocation of bonuses, if any, to EMPLOYEE will be established by the Board of Directors of Quipp Inc., a Florida corporation that is the only shareholder of COMPANY, and/or a duly designated committee thereof.
      4.    COMPANY agrees to do the following:
            A. Provide employee with an automobile and its reasonable operating expenses. The acquisition of such automobile shall be approved by the Compensation Committee of COMPANY'S Board of Directors or, if such a Committee has not been appointed, by COMPANY'S Board of Directors. Any tax liability incurred by EMPLOYEE as a result of the provision of this vehicle shall be the responsibility of EMPLOYEE.
            B. In accordance with COMPANY practice regarding such expenses, reimburse EMPLOYEE for travel and entertainment expense reasonably incurred as a consequence of his employment by COMPANY.
      5. If EMPLOYEE voluntarily terminates his employment with the COMPANY, COMPANY shall
            A. Pay EMPLOYEE his basic compensation up to the date of termination and unused vacation time.
            B. Continue EMPLOYEE'S health insurance (which, for purposes of this Agreement shall be deemed to include family coverage) for a period of twenty-four (24) months if EMPLOYEE voluntarily terminates his employment before reaching age 65, or for a period of sixty (60) months, if EMPLOYEE voluntarily terminates his employment after reaching age 65, provided that in either event EMPLOYEE pays one hundred percent (100%) of the cost of such health insurance, as determined pursuant to subsection 5.C below; provided, however, that EMPLOYEE shall not be obligated to pay more than the premium for any similarly situated full-time employee, and COMPANY shall pay any excess. During the time of continuation of said insurance, insurance provided by COMPANY shall be subordinate to any other health insurance (including Medicare or any other governmentally provided coverage) for which EMPLOYEE is eligible; provided, that the Company shall reimburse EMPLOYEE for any Medicare, Part B premiums paid by EMPLOYEE during such time.
            C. For purposes of this Agreement, the cost of EMPLOYEE'S health insurance shall be the actual premium paid to the insurance company and, if COMPANY is partially self insured, the cost per participant for each year or portion thereof relating to such self insurance. EMPLOYEE shall pay such amounts at the beginning of the relevant year or portion thereof for which EMPLOYEE is entitled to receive health insurance pursuant to this Section 5 (or, if applicable, subsection 6.A or subsection 7.B), based on the estimated average cost per participant for equivalent coverage, and an appropriate adjustment shall be made at the end of such period, based on the actual cost per participant for equivalent coverage.
      6.    A.    In the event that there is an "involuntary termination" of
EMPLOYEE during the term of this Agreement, then and in that event COMPANY shall:
            (i) Pay EMPLOYEE his basic compensation through the termination date of this Agreement, or one year's annual salary, whichever is greater.
            (ii) Continue EMPLOYEE'S health insurance until EMPLOYEE'S seventieth (70th) birthday, provided EMPLOYEE pays one hundred percent (100%) of the cost of such insurance, as determined pursuant to subsection 5.C above; provided, however, that EMPLOYEE shall not be obligated to pay more than the amount paid for such insurance by any similarly situated full-time employee, and COMPANY shall pay any excess. During the time of continuation of said insurance, insurance provided by COMPANY shall be subordinate to any other health insurance (including Medicare or any other governmentally provided coverage) for which EMPLOYEE is eligible; provided, that the Company shall reimburse any Medicare, Part B premiums paid by EMPLOYEE during such time.
            B. By its approval hereof, Quipp, Inc. agrees that in the event of an "involuntary termination" under this Agreement, it shall vest EMPLOYEE one hundred percent (100%) in all options that he holds to acquire shares of Quipp, Inc. stock pursuant to any Quipp, Inc. stock option plan or similar plan.
            C. For the purposes of this Agreement, an "involuntary termination" shall be deemed to have occurred in the event that:
                  (i)   COMPANY terminates EMPLOYEE'S employment for any reason
                        other than the EMPLOYEE'S fraud, or EMPLOYEE's
                        conviction of a crime involving moral turpitude, or
                        EMPLOYEE'S willful misconduct or gross negligence in the
                        performance of his duties or responsibilities under this
                        Agreement; or
                  (ii)  EMPLOYEE voluntarily terminates employment with COMPANY within ninety (90) days of EMPLOYEE's demotion, change
                        in duties, reduction in compensation, or a relocation of
                        more than fifty miles of the principal place of business
                        of COMPANY;
provided, however, that a "Termination Upon a Change of Control" (as defined in subsection 7.A.(iv)) will not be deemed to be an "involuntary termination." In the event of a "Termination Upon a Change of Control," the rights of EMPLOYEE shall be as set forth in Section 7 of this Agreement.
      7.    A.    For purposes of Section 7 of this Agreement only, the
following terms shall have the following meanings unless the context clearly otherwise requires:
                  (i)   "Base Salary" means the annualized amount of the
aggregate cash remuneration being paid to EMPLOYEE by the COMPANY, exclusive of any cash payments made to EMPLOYEE under any bonus or similar plan or any contributions made for EMPLOYEE'S benefit to any pension or profit sharing plan or other type of executive retirement plan.
                  (ii)  "Change of Control" means an event following which any person, together with all "affiliates" and "associates," as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any group within the meaning of Section 13(d)(3) or Rule 13d-5(b)(1) under the Exchange Act, shall be come the beneficial owner, directly or indirectly, in the aggregate of twenty percent (20%) or more of the common stock of Quipp, Inc., then outstanding, unless the Board of Directors of Quipp, Inc., within thirty
(30) days after having been advised that such ownership level has been reached, determines, in its sole discretion, that it should not be considered as a Change of Control for purposes of this Section 7 or (ii) if during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of Quipp, Inc. cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Quipp, Inc. shareholders, of the directors who were not directors at the beginning of such period was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who were directors at the beginning of such period.
                  (iii)  "Termination of Employment" means the termination of all of EMPLOYEE'S actual employment relationships with COMPANY.
                  (iv)   "Termination upon a Change of Control" means a
Termination of Employment after a Change of Control and prior to May 1, 1997 either:
                  (a)   initiated by COMPANY or any successor corporation for
      any reason other than those listed in subsection 6.C(i); or
                  (b)   initiated by EMPLOYEE upon one or more of the following
      occurrences:
                        (1)   a significant reduction in the authority, duties
            or responsibilities held by EMPLOYEE immediately prior to the Change of Control, a significant breach by COMPANY of its duties and obligations to EMPLOYEE under this Agreement, or any removal of EMPLOYEE from or any failure to re-elect EMPLOYEE to the positions held by EMPLOYEE immediately prior to the Change of Control (including positions held with Quipp, Inc.), except in connection with promotions to higher office;
                        (2)   a reduction in EMPLOYEE'S Base Salary as in effect
            immediately prior to the Change of Control; or
                        (3)   a transfer of EMPLOYEE, without EMPLOYEE'S express
            written consent, to a location which is outside the general metropolitan area in which EMPLOYEE'S principal place of business immediately preceding such transfer is located, or which is otherwise an unreasonable commuting distance from EMPLOYEE'S principal residence.
            B. In the event of EMPLOYEE'S Termination upon a Change of Control, COMPANY shall:
                  (i)   pay to EMPLOYEE, within 30 days of Termination of
Employment, in cash, an amount equal to three times EMPLOYEE'S Base Salary in effect either immediately prior to the Termination of Employment or immediately prior to the Change of Control, whichever is higher.
                  (ii)  continue EMPLOYEE'S health insurance until EMPLOYEE'S seventieth (70th) birthday, provided EMPLOYEE pays one hundred percent (100%) of the cost of such insurance, as determined pursuant to subsection 5.C above; provided, however, that EMPLOYEE shall not be obligated to pay more than the amount paid for such insurance by any similarly situated full-time employee, and COMPANY shall pay any excess. During the time of continuation of said insurance, insurance provided by COMPANY shall be subordinate to any other health insurance (including Medicare or any other governmentally provided coverage) for which EMPLOYEE is eligible; provided, that the Company shall reimburse EMPLOYEE for any Medicare, Part B premiums paid by EMPLOYEE during such time.
            C.    (i)   In the event that COMPANY shall fail or refuse to make
payment of any amount due Employee under subsection 7.B(i) above within the time provided therein, COMPANY shall pay to EMPLOYEE, in addition to the payment of any other sums provided in this Agreement, interest, compounded quarterly, on any amount remaining unpaid from the date payment is required under such subsection 7.B(i) until paid to EMPLOYEE, at the rate from time to time announced by NationsBank, N.A. as its "prime rate" plus 3%, each change in such rate to take effect on the effective date of the change in such prime rate (the "Section 7 Interest Rate"); and
                  (ii)  In the event that COMPANY shall fail or refuse to make available to EMPLOYEE health insurance as provided under subsection 7.B(ii), COMPANY shall reimburse EMPLOYEE for any payments made by EMPLOYEE to obtain similar insurance that are in excess of payments EMPLOYEE would otherwise have to make pursuant to subsection 7.B(ii)(the "Excess Payments"), plus interest, compounded quarterly, on any Excess Payments made by EMPLOYEE from the latter of the date (1) EMPLOYEE notifies COMPANY that such Excess Payments are being made or (2) the date EMPLOYEE makes the Excess Payments, until the date COMPANY reimburses EMPLOYEE for such Excess Payments and all accrued interest. In the event that COMPANY reimburses only a portion of EMPLOYEE'S Excess Payments and accrued interest, interest will continue to accrue on the unpaid portion. Interest payable pursuant to this subsection 7.C(ii) shall be payable at the
Section 7 Interest Rate.
                  (iii)  In addition to the payments required under subsections
7.C(i) and 7.C(ii), COMPANY shall pay to EMPLOYEE, on demand, the amount necessary to reimburse EMPLOYEE in full for all expenses (including all attorneys' fees and expenses) incurred by EMPLOYEE in enforcing any of the obligations of COMPANY under subsection 7.B.
            D. By its approval hereof, Quipp, Inc. agrees that in the event of EMPLOYEE'S Termination upon a Change of Control, it shall vest EMPLOYEE one hundred percent (100%) in all options that he holds to acquire shares of Quipp, Inc. stock pursuant to any Quipp, Inc. stock option plan or similar plan.
            E. It is the intention of COMPANY and EMPLOYEE that any and all amounts payable by COMPANY to EMPLOYEE (the "Payments") under the terms of
Section 7 of this Agreement, together with any other payments due EMPLOYEE from COMPANY ("Other Payments") shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated by the Internal Revenue Service thereunder. In the event that the independent accountants acting as auditors for the COMPANY immediately prior the Change in Control (or another accounting firm designated by the COMPANY and EMPLOYEE) determine that the Payments would, either by themselves or together with Other Payments, constitute "excess parachute payments," the Payments shall be reduced to the maximum amount which may be paid without constituting the Payments and the Other Payments as "excess parachute payments."
            F. The rights of EMPLOYEE under Section 7 of this Agreement are independent of EMPLOYEE'S employment rights under Section 1 hereof, and Section 7 does not create any separate employment rights or modify any of the other Sections of this Agreement except as expressly stated herein.
      8. EMPLOYEE agrees to devote his full time and attention to the business of the COMPANY and not to become engaged in any competing business or practice during the term hereof.
      9. EMPLOYEE shall be entitled to a vacation, sick days and participation in the normal employee fringe benefits offered by the COMPANY from time to time to any other employee subject to the same eligibility and accrual rules as any other employee.
      10. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
      11. This Agreement shall inure to and be binding on the parties hereto and their respective heirs, successors and assigns.
      12. This document shall be construed for all purposes as a Florida document and shall be interpreted and enforced in accordance with the laws of the State of Florida.
      13. This Agreement contains the entire understanding among the parties hereof, and supersedes all prior agreements and understandings, including the agreements referenced in the preambles to this Agreement. This Agreement shall become effective when signed by the parties hereto and when Quipp, Inc. indicates, by its signature hereto, approval of this Agreement, and by such approval, Quipp, Inc. agrees to the provisions of subsections 3.B, 6.B and 7.D. This Agreement may be amended by a written agreement between COMPANY and EMPLOYEE that is approved in writing by Quipp, Inc.
      IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

                                          QUIPP SYSTEMS, INC.



                                          BY:/s/ Christer Sjogren
                                             Christer Sjogren
                                             Executive Vice President


                                             /s/ Louis D. Kipp
                                             LOUIS D. KIPP



                                          APPROVED:

                                          QUIPP, INC.


                                          BY:/s/ Jack D. Finley
                                             Jack D. Finley
                                             Chairman of the Board signatures